3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, July 23, 2013

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q2 2013 SALES AND ADJUSTED EPS OF
$681 MILLION AND $1.05, RESPECTIVELY, BOTH RECORD QUARTERLY HIGHS. REAFFIRMS FULL YEAR 2013 ORGANIC SALES OUTLOOK.
UPDATES DILUTED ADJUSTED EPS OUTLOOK TO A NEW RANGE OF $4.05 TO $4.15 DUE TO CHANGES IN FOREIGN CURRENCY EXCHANGE RATES.
DECLARES $0.215 PER SHARE QUARTERLY DIVIDEND.

HIGHLIGHTS:

Q2 2013 Results (all percentages are to comparable periods in 2012)

•
Q2 2013 reported sales increased 3% to $681 million. Organic sales growth was 4%. Organic sales growth by business unit was 3% for Research, 6% for Applied and 2% for SAFC Commercial. Changes in foreign currency exchange rates reduced otherwise reportable overall sales by 1%.

•
Q2 2013 reported diluted EPS was $0.98 compared to Q2 2012 reported diluted EPS of $0.94. Adjusted diluted EPS, excluding other charges, was $1.05 as compared to Q2 2012 adjusted diluted EPS of $0.97, an increase of 8%.

•	First half 2013 net cash provided by operating activities increased by 19% to $269 million, and first half 2013 free cash flow increased by 31% to $220 million.

•	In June, the Company's Board of Directors approved a quarterly cash dividend of $0.215 per share to be paid on September 13, 2013 to shareholders of record on August 30, 2013.

2013 Outlook (all percentages are to comparable periods in 2012)

•	Full-year organic sales growth guidance is unchanged and expected to be in the low-to-mid single digit range.

•
At current exchange rates, full-year reported sales are expected to be negatively impacted by about 2% versus a year ago. Diluted EPS is expected to be negatively impacted by about $0.10 versus a year ago, which is $0.05 higher than our previous outlook.

•	Full-year adjusted diluted EPS is now expected to be in a range of $4.05 to $4.15 versus a prior range of $4.10 to $4.20 due to incremental changes in foreign currency exchange rates. Net cash provided by operating activities and free cash flow is expected to exceed $560 million and $430 million, respectively.

CEO's STATEMENT:

Commenting on second quarter 2013 performance, President and CEO Rakesh Sachdev said, “I am pleased to report record quarterly sales and adjusted diluted EPS of $681 million and $1.05, respectively. We generated solid organic sales growth across all business units and regions with six of our eight segments improving sequentially over the first quarter 2013. We continue to generate strong free cash flow, and we remain on track to achieve our 2013 full-year organic sales growth.

I am pleased with the progress that we saw in our Research business in the second quarter and continue to be encouraged by the response that we are seeing in our Applied business. Through the more intimate approach we are now taking with our customers, our teams are identifying and providing solutions that better meet their needs. This has resulted in opportunities with new customers and deepening our relationship with existing customers, both of which should positively impact us in the second half of the year and beyond.

All segments in our Research business unit showed positive and improving organic sales growth. Pharma Research sales continued its four-quarter improvement trend, and sales through our Dealer channels continued to post solid growth in EMEA (Europe, Middle East, Africa) and APAC (Asia Pacific). While we continue to see weaker academic demand in the US primarily due to sequestration and budget uncertainties, we did see improvement over the first quarter of this year. New products such as labeling technology, metabolomic kits, proteins and antibodies, contributed to our sales growth. We are also seeing good initial response in customer-intimacy initiatives like Aldrich Market Select and translational research activity.

All segments in our Applied business unit also showed positive and improving organic sales growth, led by high-single digit growth in Diagnostics & Testing and low-to-mid single digit growth in Industrial. Our Applied teams are doing an excellent job since the launch of the new business unit, led by multiple Diagnostic & Testing wins in standards and OEM sales. Industrial sales also improved from the first quarter, as sales in EMEA and APAC strengthened.

SAFC Commercial organic sales growth of 2% in the quarter fell short of our expectations. This was driven primarily by a challenging chemical precursor market for the LED industry served by our Hitech segment. Excluding the decline in Hitech, which comprises less than 5% of overall sales, SAFC Commercial sales would have organically grown in the mid-to-high single digits.

SAFC Life Science Products had another strong quarter of high-single digit organic sales growth, led by strong double digit growth in contract manufacturing and high-single digit growth in biopharma. Life Science Services grew low-single digits, marking an improvement over the first quarter of 2013.

We continue to generate strong cash flow. In the first six months of 2013, we increased our free cash flow by 31% to $220 million compared to the same period last year. We continue to maintain the disciplined approach to capital deployment for M&A, dividends and share repurchases that has served us well in generating long-term shareholder value.”

Q2 2013 RESULTS:

Reported sales for the second quarter of 2013 were $681 million, a 3% increase from the same quarter in 2012. Organic sales growth in the quarter was 4%. Changes in foreign currency exchange rates caused sales to decline by 1%.

Research ($353 million in sales, 52% of overall sales)

•	Organic sales grew by 3%. Changes in foreign currency exchange rates reduced overall Research growth by 1%.

•
Academic/Government organic sales growth was in the low-single digits despite the challenging macro-economic climate. Growth contribution was broad-based across all product categories. Geographically, EMEA and APAC grew with a decline in North America due primarily to sequestration.

•	Pharma organic sales growth was in the low-to-mid single digits, which continues a four-quarter trend of sequential improvement, led by a return to growth in sales to large pharma accounts.

•	Organic sales growth through our Dealer network was in the mid-single digits and posted strong growth globally.

Applied ($160 million in sales, 23% of overall sales)

•	Organic sales grew by 6%. Changes in foreign currency exchange rates had minimal impact on overall sales growth.

•	Diagnostics & Testing organic sales growth was in the high-single digits. Sales of standards and certified reference materials grew low double digits.

•	Industrial organic sales growth was in the low-to-mid single digits. EMEA demand improved from the first quarter of 2013 and shows a growing pipeline for the second half of the year.

SAFC Commercial ($168 million in sales, 25% of overall sales)

•	Organic sales grew 2%. Changes in foreign currency exchange rates had minimal impact on overall sales growth.

•
Life Science Products organic sales growth was in the high-single digits. Contract manufacturing again grew in the strong double digits led by our unique offering of high potency compounds. Biopharma materials, including cell culture media, grew in the high-single digits.

•	Life Science Services organic sales growth was in the low-single digits, an improvement over the first quarter of the year.

•
Hitech organic sales declined double-digits. The year-over-year decline was almost entirely due to weakness in sales to the LED market caused by price declines of metal organic precursors and lower volumes in the quarter. Sales to the LED market represent about half of Hitech sales.

Adjusted operating income margin in the second quarter of 2013 was 26.1%. This excludes other charges of $12 million related to M&A activity and a settlement of a licensing dispute. Compared to same period in the prior year, our adjusted operating income margin improved by 30 basis points.

The effective tax rate for the second quarter of 2013 was 28% compared to 31% in the same period last year. The lower effective tax rate for this quarter as compared to the second quarter of 2012 is primarily attributable to increased benefits from favorable tax rates in foreign jurisdictions.

For the first half of 2013, free cash flow was $220 million as compared to $168 million in the same period last year.

Other second quarter 2013 highlights include:

•
Worldwide sales of Research and Applied products through the Company's e-commerce channels represented 47% of combined sales in the quarter for these two business units. Total visits increased by 32% as information content initiatives such as Pubget, a comprehensive online source for scientific publications, drove higher web traffic during the quarter.

•	Organic sales growth in the Americas region was in the low-single digits. Organic sales growth in the EMEA region was in the mid-single digits.

•
Organic sales growth in the APAC region was in the low-single digits. Research and Applied organic sales growth in developed regions was flat and was in the double-digits in emerging regions. Research and Applied organic sales growth in China grew double digits. SAFC Commercial sales in APAC declined double digits primarily due to declines in Hitech.

2013 OUTLOOK:

•	2013 overall organic sales growth outlook is unchanged and expected to be in the low-to-mid single digit range.

◦	In the second half of 2013, Research organic sales growth is expected to be in the low-to-mid single digit range versus prior guidance of low-single digits.

◦	In the second half of 2013, Applied organic sales growth is expected to be in the mid-single digit range.

◦
In the second half of 2013, SAFC Commercial is expected to be near the low end of prior guidance of mid-to-high single digit organic sales growth. The primary driver is lower expectations for Hitech Electronics markets.

•
Changes in foreign currency exchange rates are expected to reduce overall sales growth by 2% for the full year. This is expected to have a $0.10 negative impact, net of hedges, to full-year diluted adjusted EPS with the negative impact anticipated to be higher in the fourth quarter than in the third quarter.

•
2013 adjusted diluted EPS forecast is now expected to be in a range of $4.05 to $4.15, which is $0.05 lower than prior guidance of a range of $4.10 to $4.20, due to incremental changes in foreign currency exchange rates.

•	The full-year effective tax rate is expected to be about 28%.

•	Free cash flow is expected to exceed $430 million.

◦	Net cash provided by operating activities is expected to exceed $560 million.

◦	Capital expenditures are expected to be approximately $130 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for the first half of 2013 was $269 million compared to $226 million for the same period in 2012. Capital expenditures in the first half of 2013 were $49 million compared to $58 million in the same period last year. For the first half of 2013, free cash flow of $220 million was used to return $108 million to shareholders through share repurchases and dividends. The Company's debt to capital ratio was 14% at June 30, 2013 and 21% at December 31, 2012.
Share Repurchases: In the second quarter of 2013, the Company repurchased 350,000 shares for $29 million. There were 120 million shares outstanding at June 30, 2013. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Conference Call Information: The Company will hold its quarterly conference call to discuss second quarter 2013 financial results on Tuesday, July 23, 2013, at 11:00 AM EDT. To listen, please call (877) 266-0483 (Domestic) or (707) 287-9342 (International) and use Conference ID#: 45732738. Details to listen and view the presentation slides via the Internet can be found at http://investor.sigmaaldrich.com/.

A replay of the call will be available from 7/23/2013 to 7/30/2013. For the replay, please call (855) 859-2056 (Domestic) or (404) 537-3406 (International) and use Conference ID# 45732738 or go to http://investor.sigmaaldrich.com/ under "Presentations & Events."

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections. Such statements are preceded by, followed by or that include the words “expected,” “expects,” “reaffirm,” “on track,” “forecast,” “would,” “estimate,” “will,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company's expectations, goals, beliefs, intentions and the like regarding future sales, earnings, return on equity, return on invested capital, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions and other factors affecting the creditworthiness of our customers around the world, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units, (6) dependence on uninterrupted manufacturing operations and a global supply chain, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 11 - Income Taxes, to the Company's consolidated financial statements included in Item 8 of Part II of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses, and (15) the outcome of the outstanding matters described in Note 12 - Contingent Liabilities and Commitments, to the Company's consolidated financial statements included in Item 8, Part II of the 10-K. A further discussion of the Company's risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.
About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 37 countries and has approximately 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life

Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its website at www.sigma-aldrich.com.
Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company's industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 9, 10 and 11 of this release for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company's performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2013 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); and free cash flow (defined on page 9). Free cash flow does not necessarily represent the residual cash flow available for discretionary expenditures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales	$681	$664	$1,356	$1,329
Cost of products and services sold	340	324	671	634
Gross profit	341	340	685	695
Selling, general and administrative expenses	147	151	308	311
Research and development expenses	16	18	33	36
Other charges	12	4	12	9
Operating income	166	167	332	339
Interest, net	1	1	2	2
Income before income taxes	165	166	330	337
Provision for income taxes	46	51	89	105
Net income	$119	$115	$241	$232

Net income per share - Basic	$0.99	$0.95	$2.01	$1.92
Net income per share - Diluted	$0.98	$0.94	$1.99	$1.90

Weighted average number of shares outstanding - Basic	120	121	120	121
Weighted average number of shares outstanding - Diluted	121	122	121	122

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets
(in millions)

	(Unaudited)
	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$562	$724
Accounts receivable	405	356
Inventories	709	722
Deferred taxes	33	32
Other	95	95
Total current assets	1,804	1,929

Property, plant and equipment:
Property, plant and equipment	2,020	2,011
Less - accumulated depreciation	(1,216)	(1,182)
Property, plant and equipment, net	804	829

Goodwill	671	691
Intangibles, net	263	282
Other	124	89
Total assets	$3,666	$3,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$129	$383
Accounts payable	152	160
Payroll	51	55
Income taxes	26	26
Other	88	77
Total current liabilities	446	701

Long-term debt	300	300
Pension and post-retirement benefits	131	135
Deferred taxes	61	64
Other	75	74
Total liabilities	1,013	1,274

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	305	276
Common stock in treasury	(2,320)	(2,271)
Retained earnings	4,459	4,270
Accumulated other comprehensive income	7	69
Total stockholders' equity	2,653	2,546

Total liabilities and stockholders' equity	$3,666	$3,820

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income	$241	$232
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	69	67
Deferred income taxes	(3)	23
Stock-based compensation expense	13	9
Other	(9)	(3)
Changes in operating assets and liabilities:
Accounts receivable	(62)	(45)
Inventories	(1)	(28)
Accounts payable	(5)	(4)
Income taxes	3	(20)
Other, net	23	(5)
Net cash provided by operating activities	269	226
Cash flows from investing activities:
Capital expenditures	(49)	(58)
Purchases of investments	(75)	(61)
Proceeds from sales of investments	44	40
Acquisitions of businesses, net of cash acquired	—	(389)
Proceeds from sale of net assets	9	—
Other, net	(1)	(5)
Net cash used in investing activities	(72)	(473)

Cash flows from financing activities:
Net issuance/(repayment) of short-term debt	(254)	227
Dividends	(52)	(49)
Share repurchases	(56)	(50)
Proceeds from exercise of stock options	19	21
Excess tax benefits from stock-based payments	5	8
Net cash provided by/(used in) financing activities	(338)	157

Effect of exchange rate changes on cash	(21)	(3)
Net change in cash and cash equivalents	(162)	(93)
Cash and cash equivalents at January 1	724	665
Cash and cash equivalents at June 30	$562	$572

Reconciliation of Free Cash Flow
(in millions)
	Six Months Ended
	June 30,
	2013	2012

Net cash provided by operating activities	$269	$226
Less: Capital expenditures	(49)	(58)
Free cash flow	$220	$168

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	June 30, 2013
			Adjusted
	Reported	Currency	(Organic)

Research	2%	(1)%	3%
Applied	6%	—%	6%
SAFC Commercial	2%	—%	2%
Total Sales	3%	(1)%	4%

	Six Months Ended
	June 30, 2013
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	(1)%	(2)%	—%	1%
Applied	5%	—%	1%	4%
SAFC Commercial	6%	(1)%	4%	3%
Total Sales	2%	(1)%	1%	2%

Business Unit Sales
(in millions)
	First Quarter 2013	Second Quarter 2013	Third Quarter 2013	Fourth Quarter 2013	Total 2013

Research	$361	$353	$—	$—	$714
Applied	159	160	—	—	319
SAFC Commercial	155	168	—	—	323
Total Sales	$675	$681	$—	$—	$1,356

	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research	$372	$348	$335	$343	$1,398
Applied	153	151	148	146	598
SAFC Commercial	140	165	156	166	627
Total Sales	$665	$664	$639	$655	$2,623

Income Statement Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Gross profit	50.1%	51.2%	50.5%	52.3%
S,G&A expenses	21.6%	22.7%	22.7%	23.4%
Research and development expenses	2.4%	2.7%	2.4%	2.7%
Other charges	1.7%	0.6%	0.9%	0.7%
Operating income	24.4%	25.2%	24.5%	25.5%

Net income	17.5%	17.3%	17.8%	17.5%

Effective tax rate	27.9%	30.7%	27.0%	31.2%

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Reported net income	$119	$115	$0.98	$0.94
Other charges	8	3	0.07	0.03
Adjusted net income	$127	$118	$1.05	$0.97

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Reported net income	$241	$232	$1.99	$1.90
Other charges	8	7	0.07	0.06
Adjusted net income	$249	$239	$2.06	$1.96

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Reported operating income	$166	$167	$332	$339
Other charges	12	4	12	9
Adjusted operating income	$178	$171	$344	$348

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Reported operating income margin	24.4%	25.2%	24.5%	25.5%
Other charges	1.7%	0.6%	0.9%	0.7%
Adjusted operating income margin	26.1%	25.8%	25.4%	26.2%

Trend of Reported Operating Income Margin and Adjusted Operating Income Margin

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,
	2013	2013	2012	2012

Reported operating income margin	24.4%	24.6%	25.0%	24.4%
Other charges	1.7%	—%	0.2%	0.6%
Adjusted operating income margin	26.1%	24.6%	25.2%	25.0%